AMENDMENT NO. 2 TO THE

SHARE EXCHANGE AGREEMENT

DATED AS OF NOVEMBER 12, 2007

between

CYBERFUND, INC.

and

ROK ENTERTAINMENT GROUP LIMITED

The Share Exchange Agreement (the “Agreement”) dated as of April 27, 2007, between CYBERFUND, INC., a corporation organized under the laws of State of Oklahoma (“Cyberfund” or “the Corporation”), and ROK ENTERTAINMENT GROUP LIMITED, a corporation organized under the laws of England and Wales( “ROK” or “the Company”), is hereby amended this 12th day of November, 2007 as follows:

W I T N E S S E T H:

WHEREAS, CYBERFUND and ROK, by Agreement dated April 27, 2007, and Amendment No. 1 dated July 10, 2007, have entered into a tax-free transaction under Section 368(a) of the United States Internal Revenue Code of 1986, as amended, pursuant to which the CYBERFUND will issue to the shareholders of ROK, upon the terms and conditions set forth in said Agreement, 57,000,000 shares of its common stock, USD $0.001 par value (the “Shares”) in exchange for all of the outstanding shares of capital stock of ROK (or such proportionate number of Shares as shall be issuable if less than all of the capital stock of ROK is tendered), and which Shares shall include such number of Shares as shall be required to be sold by the Corporation to raise US$20,000,000 in equity financing for the Corporation ; and

WHEREAS, in reliance upon the representations made herein Pacific International Management, or its nominees, has agreed to purchase from CYBERFUND an 8% Convertible Term Promissory Note in the principal amount of US$2,000,000;

NOW THEREFORE, for the consideration herein stated and in further consideration of the premises and the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

1.  Issuance of Debt; Warrants.

(a)  CYBERFUND hereby agrees to sell to Pacific International Management or its nominee an 8% Convertible Term Promissory Note in the principal amount US$2,000,000, which Note shall be in the form attached hereto as Exhibit “A”. The Maturity Date shall be the earlier of (i) six months from the date of issuance, or (ii) the completion of US$5,000,000 funding by the Company. Interest from the date of issuance shall be accrued and payable upon maturity. The Note will be convertible at the Holder’s option in whole or in part at any time prior to maturity at the rate of $7.00 per Share. The gross proceeds will be reduced by fees and expenses due and payable by wire transfer immediately upon receipt of good funds pursuant to that certain Financial Advisory Agreement contained in the Agreement.

(b)  As additional consideration for said Note, CYBERFUND shall issue to Pacific International Management or its nominee 250,000 Common Stock Purchase Warrants, which shall be exercisable for a period of one year from the date of issuance at a price of US$12.00 per Share.

(c)  Shares of CYBERFUND which may be issuable upon conversion of the Note or exercise of the Common Stock Purchase Warrants shall be considered to be part of the Shares reserved for issuance pursuant to the Agreement.

2. Waiver or Modification of Agreement. This Amendment to the Agreement, and the consents attached hereto, are made in accordance with the provisions of Section 9 of the Agreement. No provision of this Agreement, as hereby amended, may be further amended, waived or otherwise modified except by an instrument in writing signed by CYBERFUND and ROK; provided, however, that any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive or modify in writing any term or condition hereof for his or its benefit at any time on or prior to the Closing Date.

3. Governing Law. This Agreement, as hereby amended, shall be governed by and construed in accordance with the law of the State of New York, and the Supreme Court of the State of New York in and for the County of New York or the United States District Court for the Southern District of New York shall be the exclusive venue for any dispute, action or proceeding arising from this Agreement.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

CYBERFUND, INC.

By:	/s/ Mark G. Hollo
Name: Mark G. Hollo - Chairman and CEO

ROK ENTERTAINMENT GROUP LTD.

By:	/s/ Laurence Alexander
Name: Laurence Alexander - CEO